MCGUIRE, WOODS, BATTLE & BOOTHE
                         P. O. Box 1288
                    418 East Jefferson Street
                Charlottesville, Virginia  22902




                          June 22, 1994




Jefferson Bankshares, Inc.
123 East Main Street
P. O. Box 711
Charlottesville, Virginia 22902

Ladies and Gentlemen:

     We are acting as your counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") you have filed with the Securities and Exchange Commission with respect to 540,700 shares (the "Shares") of your Common Stock, $2.50 par value, which you intend to issue in connection with the merger of Bank of Loudoun with and into Jefferson National Bank, a national banking association, as described in the Registration Statement.

     We are of the opinion that:

     1. Jefferson Bankshares, Inc. is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. The Shares are duly authorized and, when issued, will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Opinion" in the Proxy
Statement-Prospectus which is made a part of the Registration
Statement.

                                Very truly yours,

                                MCGUIRE, WOODS, BATTLE & BOOTHE